SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                             (Amendment No. )(1)


                     DOBSON COMMUNICATIONS CORPORATION
          -------------------------------------------------------
                              (Name of Issuer)


              CLASS A COMMON STOCK, PAR VALUE $.001 PER SHARE
          -------------------------------------------------------
                       (Title of Class of Securities)


                                256069 10 5
          -------------------------------------------------------
                               (CUSIP Number)


                              FEBRUARY 3, 2000
          -------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

|_|  RULE 13d-1(b)

|_|  RULE 13d-1(c)

|X|  RULE 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J.W. CHILDS EQUITY PARTNERS II, L.P.
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |X|
                                                                     (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  5,883,484 (See Item 4)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    5,883,484 (See Item 4)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,883,484 (See Item 4)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.3%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J.W. CHILDS ADVISORS II, L.P.
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  5,883,484 (See Item 4)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    5,883,484 (See Item 4)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,883,484 (See Item 4)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.3%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J.W. CHILDS ASSOCIATES, L.P.
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  5,883,484 (See Item 4)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    5,883,484 (See Item 4)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,883,484 (See Item 4)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.3%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J.W. CHILDS ASSOCIATES, INC.
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  5,883,484 (See Item 4)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    5,883,484 (See Item 4)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,883,484 (See Item 4)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.3%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      CO
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BOCK FAMILY TRUST
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      CALIFORNIA
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  2,994(1)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    2,994(1)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,994(1)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      00
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) John V. Bock, Jr., a co-trustee of the Bock Family Trust, has the sole power to vote, direct the vote, dispose or direct the disposition of the 2,994 shares held by the Bock Family Trust.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JOHN W. CHILDS
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  285,761 (See Item 4)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    285,761 (See Item 4)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      285,761 (See Item 4)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RICHARD S. CHILDS, JR.
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  3,233
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    3,233
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,233
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JAMES E. CHILDS
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  3,233
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    3,233
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,233
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SAMUEL A. ANDERSON III
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  648
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    648
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      648
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TIMOTHY J. HEALY
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  4,496
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    4,496
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,496
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GLENN A. HOPKINS
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  20,536
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    20,536
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      20,536
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JERRY D. HORN
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  14,379
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    14,379
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      14,379
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      B. LANE MACDONALD
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  2,994
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    2,994
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,994
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RAYMOND B. RUDY
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  8,987
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    8,987
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      8,987
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DANA L. SCHMALTZ, INDIVIDUALLY AND IN HIS CAPACITY AS SOLE TRUSTEE OF THE CHECHESSE CREEK TRUST
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  8,991(2)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    8,991(2)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      8,991(2)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

(2) Includes 7,490 shares held by Dana L. Schmaltz and 1,501 shares held by the Chechesse Creek Trust. Mr. Schmaltz, as the sole trustee of the Chechesse Creek Trust, has the sole power to vote, direct the vote, dispose or direct the disposition of the 1,501 shares held by the Chechesse Creek Trust.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CHECHESSE CREEK TRUST
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      CONNECTICUT
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  1,501(3)
     SHARES             -----------------------------------------------------
  BENEFICIALLY          6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    1,501(3)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,501(3)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(3) Dana L. Schmaltz, the sole trustee of the Chechesse Creek Trust, has the sole power to vote, direct the vote, dispose or direct the disposition of the 1,501 shares held by the Chechesse Creek Trust.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      STEVEN G. SEGAL, INDIVIDUALLY AND IN HIS CAPACITY AS GENERAL PARTNER
      OF THE SGS 1995 FAMILY LIMITED PARTNERSHIP AND THE SGS-III FAMILY LIMITED PARTNERSHIP
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  58,117(4)(5)
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    58,117(4)(5)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      58,117(4)(5)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

(4)   Includes 52,723 shares held by Steven G. Segal.
(5) Includes 3,893 shares held by the SGS 1995 Family Limited Partnership and 1,501 shares held by the SGS-III Family Limited Partnership. Steven G. Segal, as the general partner of each of these limited partnerships, may be deemed to beneficially own the shares held by these limited partnerships. Mr. Segal disclaims beneficial ownership of such shares.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SGS 1995 FAMILY LIMITED PARTNERSHIP
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      MASSACHUSETTS
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  3,893
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    3,893
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,893
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      STEVEN G. SEGAL 1995 IRREVOCABLE TRUST
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      MASSACHUSETTS
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  13,781(6)
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    13,781(6)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      13,781(6)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(6) Dr. Sheldon Segal, the sole trustee of the Steven G. Segal 1995 Irrevocable Trust, has the sole power to vote, direct the vote, dispose or direct the disposition of the 13,781 shares held by the Steven G. Segal 1995 Irrevocable Trust.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SGS-III FAMILY LIMITED PARTNERSHIP
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      MASSACHUSETTS
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  1,501
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    1,501
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,501
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADAM L. SUTTIN, INDIVIDUALLY AND IN HIS CAPACITY AS SOLE TRUSTEE OF
      THE SUTTIN FAMILY TRUST II
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                 (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  22,669(7)
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    22,669(7)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      22,669(7)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                            |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

(7) Includes 19,173 shares held by Adam L. Suttin and 3,496 shares held by the Suttin Family Trust II. Mr. Suttin, as the sole trustee of the Suttin Family Trust, has the sole power to vote, direct the vote dispose or direct the disposition of the 3,496 shares held by the Suttin Family Trust II.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADAM L. SUTTIN IRREVOCABLE FAMILY TRUST
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      MASSACHUSETTS
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  1,798(8)
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    1,798(8)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,798(8)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(8) Hope Z. Suttin, a co-trustee of the Adam L. Suttin Irrevocable Family Trust, has the sole power to vote, direct the vote, dispose or direct the disposition of the 1,798 shares held by the Adam L. Suttin Irrevocable Family Trust.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SUTTIN FAMILY TRUST II
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      MASSACHUSETTS
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  3,496(9)
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    3,496(9)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,496(9)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

(9) Adam L. Suttin, the sole trustee of the Suttin Family Trust II, has the sole power to vote, direct the vote, dispose or direct the disposition of the 3,496 shares held by the Suttin Family Trust II.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EUGENE N. SUTTIN IRA
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  14,828
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    14,828
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      14,828
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EDWARD D. YUN, INDIVIDUALLY AND IN HIS CAPACITY AS SOLE TRUSTEE OF
      THE YUN FAMILY TRUST
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                  (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  8,090(10)
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    8,090(10)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      8,090(10)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(10) Includes 7,490 shares held by Edward D. Yun and 600 shares held by the Yun Family Trust. Mr. Yun, as the sole trustee of the Yun Family Trust, has the sole power to vote, direct the vote, dispose or direct the disposition of the 600 shares held by the Yun Family Trust.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      YUN FAMILY TRUST
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      MASSACHUSETTS
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  600(11)
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    600(11)
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      600(11)
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

(11) Edward D. Yun, as the sole trustee of the Yun Family Trust, has the sole power to vote, direct the disposition of the 600 shares held by the Yun Family Trust.




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ROBERT H. ELMAN
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  1,591
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    1,591
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,591
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                        |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EDWIN J. KOZLOWSKI
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  2,994
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    2,994
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,994
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JAMES D. MURPHY
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  1,591
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    1,591
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,591
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      REBACLIFF, BAKER & DOBBS, L.L.C.
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      NEW YORK
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  900
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    900
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      900
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BENNO C. SCHMIDT, JR.
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  1,501
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    1,501
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,501
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MARIO SOUSSOU
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                    (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  5,991
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    5,991
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,991
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WILLIAM E. WATTS
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                   (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  11,982
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    11,982
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,982
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                          |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO.  256069 10 5
-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OFS INVESTMENT PARTNERS II
-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                  (b) |_|
-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-----------------------------------------------------------------------------
                        5      SOLE VOTING POWER
    NUMBER OF                  7,182
     SHARES             -----------------------------------------------------
   BENEFICIALLY         6      SHARED VOTING POWER
    OWNED BY                   0
      EACH              -----------------------------------------------------
    REPORTING           7      SOLE DISPOSITIVE POWER
     PERSON                    7,182
      WITH              -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,182
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |X|
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!




ITEM 1(a). NAME OF ISSUER:

      Dobson Communications Corporation ("Dobson")

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      13439 N. Broadway Ext.
      Oklahoma City, OK  73114

ITEM 2(a). NAMES OF PERSONS FILING:

      Please refer to Schedule A attached hereto.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      Please refer to Schedule A attached hereto.

ITEM 2(c). CITIZENSHIP:

      Please refer to Schedule A attached hereto.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Class A Common Stock, par value $.001 per share ("Class A Common Stock")

ITEM 2(e). CUSIP NUMBER:

      256069 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

           (a) |_| Broker or dealer registered under Section 15 of the Exchange Act;

           (b)  |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940;

           (e)  |_| An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

           (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.

      (a) Amount beneficially owned:

      Please refer to Item 9 in the cover pages. Each of the persons filing this Schedule 13G currently holds shares of Class B Common Stock, par value $.001 per share, of Dobson ("Class B Common Stock"), and all amounts reported under Items 5 through 9 in the cover pages hereto represent shares of Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, and accordingly all amounts reported under Items 5 through 9 in the cover pages hereto also represent shares of Class A Common Stock beneficially owned by such filing person.

      J.W. Childs Equity Partners II, L.P. ("Equity Partners II") currently holds 5,883,484 shares of Class B Common Stock (the "Equity Partners II Shares"). J.W. Childs Advisors II, L.P. ("Advisors II") is the general partner of Equity Partners II and, as such, has the power to direct the voting and disposition of any shares of Class B Common Stock owned by Equity Partners II. J.W. Childs Associates, L.P. ("Associates L.P.") is the general partner of Advisors II and, as such, has the power to direct the voting and disposition of any shares of Class B Common Stock owned by or deemed to be beneficially owned by Advisors II. J.W. Childs Associates, Inc. ("Associates Inc.") is the general partner of Associates L.P. and, as such, has the power to direct the voting and disposition of any shares of Class B Common Stock owned by or deemed to be beneficially owned by Associates L.P. Therefore, Advisors II, Associates L.P. and Associates Inc. may be deemed to beneficially own the Equity Partners II Shares. Furthermore, John W. Childs is the sole director and stockholder of Associates Inc. and, as such, has the power to direct the voting and disposition of any shares of Class B Common Stock owned by or deemed to be beneficially owned by Associates Inc. John W. Childs disclaims beneficial ownership of such shares.

      The filing persons have agreed to sell their shares of Dobson stock only if a pro rata portion of the shares of Dobson stock held by Equity Partners II is being sold by Equity Partners II (or being distributed by Equity Partners II to its partners) on substantially the same terms. Except for shares listed in Item 9 in the cover pages, each filing person disclaims beneficial ownership of the shares of Dobson stock held by each other filing person.

      Each of the filing persons is a party to the Amended and Restated Investor Rights Agreement dated as of January 31, 2000 by and among the filing persons, Dobson CC Limited Partnership, Dobson and AT&T Wireless Services, Inc. (the "Investor Rights Agreement"). Under the Investor Rights Agreement, each party thereto has agreed to certain voting provisions concerning the election of representatives of the parties as directors of Dobson. The Investor Rights Agreement is filed as Exhibit 10.7.2.3 to Dobson's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 3, 2000.

      (b) Percent of class:

      Please refer to Item 11 in the cover pages. The percentages reported on the cover pages hereto are based on information set forth in Dobson's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 filed with the Securities and Exchange Commission on November 14, 2000.

      (c) Number of shares as to which such person has:

      (i) Sole power to vote or to direct the vote:

      Please refer to Item 5 in the cover pages.

      (ii) Shared power to vote or to direct the vote:

      Please refer to Item 6 in the cover pages.

      (iii) Sole power to dispose or to direct the disposition of:

      Please refer to Item 7 in the cover pages.

      (iv) Shared power to dispose or to direct the disposition of:

      Please refer to Item 8 in the cover pages.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Please refer to Schedule A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10.  CERTIFICATION.

      Not applicable.


                             INDEX TO EXHIBITS

            Exhibit Number                Exhibit
            --------------                -------
            99.1                          Joint Filing Agreement




                                 SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2001         J.W. CHILDS EQUITY PARTNERS II, L.P.
                                         by its general partner

                                  J.W. CHILDS ADVISORS II, L.P.
                                         by its general partner

                                  J.W. CHILDS ASSOCIATES, L.P.
                                         by its general partner

                                  J.W. CHILDS ASSOCIATES, INC.


                                  By: /s/ Dana L. Schmaltz
                                     --------------------------------------
                                  Name:  Dana L. Schmaltz
                                  Title: Vice President


                                  J.W. CHILDS ADVISORS II, L.P.
                                         by its general partner

                                  J.W. CHILDS ASSOCIATES, L.P.
                                         by its general partner

                                  J.W. CHILDS ASSOCIATES, INC.


                                  By: /s/ Dana L. Schmaltz
                                     --------------------------------------
                                  Name:  Dana L. Schmaltz
                                  Title: Vice President


                                  J.W. CHILDS ASSOCIATES, L.P.
                                         by its general partner

                                  J.W. CHILDS ASSOCIATES, INC.


                                  By: /s/ Dana L. Schmaltz
                                     --------------------------------------
                                  Name:  Dana L. Schmaltz
                                  Title: Vice President


                                  J.W. CHILDS ASSOCIATES, INC.


                                  By: /s/ Dana L. Schmaltz
                                     --------------------------------------
                                  Name:  Dana L. Schmaltz
                                  Title: Vice President


                                  BOCK FAMILY TRUST


                                  By: /s/ John V. Bock
                                     --------------------------------------
                                  Name:  John V. Bock
                                  Title: Trustee


                                  /s/ John W. Childs
                                  -----------------------------------------
                                  John W. Childs


                                  /s/ Richard S. Childs
                                  -----------------------------------------
                                  Richard S. Childs


                                  /s/ James E. Childs
                                  -----------------------------------------
                                  James E. Childs


                                  /s/ Samuel A. Anderson
                                  -----------------------------------------
                                  Samuel A. Anderson


                                  /s/ Timothy J. Healy
                                  -----------------------------------------
                                  Timothy J. Healy


                                  /s/ Glenn A. Hopkins
                                  -----------------------------------------
                                  Glenn A. Hopkins


                                  /s/ Jerry D. Horn
                                  -----------------------------------------
                                  Jerry D. Horn


                                  /s/ B. Lane MacDonald
                                  -----------------------------------------
                                  B. Lane MacDonald


                                  /s/ Raymond B. Rudy
                                  -----------------------------------------
                                  Raymond B. Rudy


                                  /s/ Dana L. Schmaltz
                                  -----------------------------------------
                                  Dana L. Schmaltz


                                  CHECHESSE CREEK TRUST


                                  By: /s/ Dana L. Schmaltz
                                     --------------------------------------
                                  Name:  Dana L. Schmaltz
                                  Title: Trustee


                                  /s/ Steven G. Segal
                                  -----------------------------------------
                                  Steven G. Segal


                                  SGS 1995 FAMILY LIMITED PARTNERSHIP


                                  By: /s/ Steven G. Segal
                                     --------------------------------------
                                  Name:  Steven G. Segal
                                  Title: General Partner


                                  STEVEN G. SEGAL 1995 IRREVOCABLE TRUST


                                  By: /s/ Sheldon Segal
                                     --------------------------------------
                                  Name:  Sheldon Segal
                                  Title: Trustee


                                  SGS-III FAMILY LIMITED PARTNERSHIP


                                  By: /s/ Steven G. Segal
                                     --------------------------------------
                                  Name:  Steven G. Segal
                                  Title: General Partner


                                  /s/ Adam L. Suttin
                                  -----------------------------------------
                                  Adam L. Suttin


                                  ADAM L. SUTTIN IRREVOCABLE FAMILY TRUST


                                  By: /s/ Hope Suttin
                                     --------------------------------------
                                  Name:  Hope Suttin
                                  Title: Trustee


                                  SUTTIN FAMILY TRUST II


                                  By: /s/ Adam Suttin
                                     --------------------------------------
                                  Name:  Adam Suttin
                                  Title: Trustee


                                  EUGENE N. SUTTIN IRA


                                  By: /s/ Samuel A. Katz
                                     --------------------------------------
                                  Name:  Samuel A. Katz
                                  Title: Vice President, Northern Trust
                                         Bank of Florida, N.A. as Trustee
                                         of the Eugene Suttin self directed
                                         IRA.


                                  /s/ Edward D. Yun
                                  -----------------------------------------
                                  Edward D. Yun


                                  YUN FAMILY TRUST


                                  By: /s/ Edward D. Yun
                                     --------------------------------------
                                  Name:  Edward D. Yun
                                  Title: Trustee


                                  /s/ Bob Elman
                                  -----------------------------------------
                                  Bob Elman


                                  /s/ Edwin J. Kozlowski
                                  -----------------------------------------
                                  Edwin J. Kozlowski


                                  /s/ James D. Murphy
                                  -----------------------------------------
                                  James D. Murphy


                                  REBACLIFF, BAKER & DOBBS, LLC


                                  By: /s/ Michael A. Smart
                                     --------------------------------------
                                  Name:  Michael A. Smart
                                  Title: Member


                                  /s/ Benno C. Schmidt
                                  -----------------------------------------
                                  Benno C. Schmidt


                                  /s/ Mario Soussou
                                  -----------------------------------------
                                  Mario Soussou


                                  /s/ William E. Watts
                                  -----------------------------------------
                                  William E. Watts


                                  OFS INVESTMENT PARTNERS II


                                  By: /s/ Allan A. Dowds
                                     --------------------------------------
                                  Name:  Allan A. Dowds
                                  Title: Administrative General Partner





                                 Schedule A

                                                                  Citizenship
                                 Address of Principal Business    or Place of
Name                             Office or, If None, Residence    Organization
----                             -----------------------------    ------------
J.W. Childs Equity               One Federal Street,              Delaware
Partners II, L.P.                21st Floor
                                 Boston, MA 02110

J.W. Childs Advisors II, L.P.    One Federal Street,              Delaware
                                 21st Floor
                                 Boston, MA 02110

J.W. Childs Associates, L.P.     One Federal Street,              Delaware
                                 21st Floor
                                 Boston, MA 02110

J.W. Childs Associates, Inc.     One Federal Street,              Delaware
                                 21st Floor
                                 Boston, MA 02110

Bock Family Trust                Attn: John V. Bock, Jr.          California
                                 6744 Crest Road
                                 Rancho Palos Verdes, CA 90275

John W. Childs                   J.W. Childs Associates, L.P.     United States
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Richard S. Childs, Jr.           807 East Street North            United States
                                 Goshen, CT  06756

James E. Childs                  1362 N. Decatur Road             United States
                                 Atlanta, GA  30306

Samuel A. Anderson III           500 Court Square                 United States
                                 Charlottesville, VA 22902

Timothy J. Healy                 900 Private Road                 United States
                                 Winnetka, IL  60093

Glenn A. Hopkins                 J.W. Childs Associates, L.P.     United States
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Jerry D. Horn                    49641 Avila Drive                United States
                                 La Quinta, CA  92253

B. Lane MacDonald                c/o Atla Communications          United States
                                 200 Clarendon Street
                                 51st Floor
                                 Boston, MA  02116

Raymond B. Rudy                  37 Lismore Lane                  United States
                                 Greenwich, CT  06831

Dana L. Schmaltz                 J.W. Childs Associates, L.P.     United States
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Chechesse Creek                  J.W. Childs Associates, L.P.     Connecticut
Trust                            One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Steven G. Segal                  J.W. Childs Associates, L.P.     United States
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

SGS 1995 Family Limited          42 Nobscot Road                  Massachusetts
Partnership                      Newton, MA 02459

Steven G. Segal 1995             c/o Sheldon Segal                Massachusetts
Irrevocable Trust                9901 Oak Ridge Trail
                                 Minnetonka, MN 55305

SGS-III Family Limited           J.W. Childs Associates, L.P.     Massachusetts
Partnership                      One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Adam L. Suttin                   J.W. Childs Associates, L.P.     United States
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Adam L. Suttin Irrevocable       c/o Hope Suttin                  Massachusetts
Family Trust                     47 Palmer Road
                                 Waban, MA  02468

Suttin Family Trust II           J.W. Childs Associates, L.P.     Massachusetts
                                 c/o Adam Suttin
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Eugene N. Suttin IRA             c/o Adam Suttin                  United States
                                 One Federal Street
                                 21st Floor
                                 Boston, MA  02110

Edward D. Yun                    J.W. Childs Associates, L.P.     United States
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Yun Family Trust                 J.W. Childs Associates, L.P.     Massachusetts
                                 c/o Edward Yun
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110

Robert H. Elman                  615 Westview Avenue              United States
                                 Nashville, TN  37205

Edwin J. Kozlowski               4191 Munirfield Circle           United States
                                 Nevillewood, PA 15142

James D. Murphy                  21 Bissell Road                  United States
                                 Lebanon, NJ  08833

Rebacliff, Baker &               Attn: Michael A. Smart           New York
Dobbs, L.L.C.                    Merrill Lynch & Co.
                                 World Financial
                                 Center,  North Tower
                                 26th Floor
                                 250 Vessey Street
                                 New York, NY  10281

Benno C. Schmidt, Jr.            Edison Schools                   United States
                                 521 5th Avenue
                                 15th Floor
                                 New York, NY  10175

Mario Soussou                    411 Riversville Road             United States
                                 Greenwich, CT  06831

William E. Watts                 General Nutrition Inc.           United States
                                 300 Sixth Avenue
                                 Pittsburg, PA  15222

OFS Investment Partners II       J.W. Childs Associates, L.P.     Delaware
                                 Attn:  Allan Dowds
                                 One Federal Street,
                                 21st Floor
                                 Boston, MA 02110